                                                                  EXHIBIT (h)(5)

                         ADDENDUM TO AGENCY AGREEMENT
                         ----------------------------

     The Agency Agreement, made the 1st day of July, 1990 and subsequently amended on January 4, 1994, August 15, 1994, November 20, 1995, and December 18, 1998, by and between PACIFIC SELECT FUND ("Fund"), a Massachusetts business trust having its principal place of business at 700 Newport Center Drive, Newport Beach, CA 92660, and PACIFIC LIFE INSURANCE COMPANY ("Pacific Life"), a California Corporation, having its principal place of business at 700 Newport Center Drive, Newport Beach, California 92660 (the "Agreement") is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement ("Addendum"), which is made this 27th day of August, 1999.

     WHEREAS, pursuant to the Agreement, the Fund has appointed Pacific Life as Transfer Agent and Dividend Disbursing Agent and Pacific Life has accepted such appointment;

     WHEREAS, the Fund is authorized to issue its shares of beneficial interest (hereinafter "Shares") in separate series (each, a "Portfolio" and collectively, the "Portfolios") with each such Portfolio representing interests in securities and other assets;

     WHEREAS, the Fund may establish multiple Portfolios, as described in the Fund's prospectus, which may be amended and supplemented from time to time, and the Fund may add or eliminate Portfolios from time to time;

     WHEREAS, the Fund historically has offered Shares, other than shares for initial investment capital, solely to separate accounts of Pacific Life for purposes of serving as an investment vehicle for variable annuity contracts and variable life insurance contracts issued by Pacific Life;

     WHEREAS, the Fund has adopted a Multi-Class Plan, pursuant to which each Portfolio is authorized to establish multiple classes of Shares that reflect differing service or distribution arrangements;

     WHEREAS, the Fund may offer its Shares (i) to qualified institutional investors including, but not limited to, separate accounts of Pacific Life and separate accounts of other insurance companies that fund variable life insurance policies and variable annuity contracts issued by such insurance companies (the "Variable Contracts"); and (ii) in connection with individual retirement accounts and qualified retirement plans under Sections 401 and 403(b) of the Internal Revenue Code ("IRC"), and qualified deferred compensation arrangements under IRC Section 457 (collectively, the "Qualified Plans");

     WHEREAS, the Fund may issue Shares in multiple classes to different types of investors, the Fund believes it is appropriate to provide services to those investors in different classes that require different levels of service;

     WHEREAS, the Fund desires that Pacific Life continue to serve as Transfer Agent and Dividend Disbursing Agent for the class of Shares offered to separate accounts of Pacific Life and separate accounts of other life insurance companies that fund Variable Contracts ("Class S Shares");

     WHEREAS, Pacific Life is willing to continue to serve in such capacity for Class S Shares;

     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

     1. The Fund hereby employs and appoints Pacific Life as Transfer Agent and Dividend Disbursing Agent with respect to Class S Shares of the Portfolios listed on the Schedule of Portfolios, attached hereto, as provided for in the Agreement, subject to the terms and conditions as specified in the Agreement and this Addendum, including the compensation provisions in Section six (6) ("Compensation and Expenses") of the Agreement and in the Compensation Schedule ("Exhibit C") attached thereto. The terms of the Agreement and this Addendum thereto apply to Class S Share only.

     2.  The Agreement is hereby amended as follows:

         A.  Section 4.E. is amended to read:

             E. Subject to provisions of Sections 20. and 21. of the Agreement, Pacific Life agrees that it will perform all of the usual and ordinary services of Transfer Agent and Dividend Disbursing Agent and as Agent for the various Class S shareholder accounts, including, without limitation, the following: issuing, transferring and canceling certificates of shares of beneficial interest, maintaining all shareholder accounts, preparing shareholder meeting lists, arranging for mailing shareholder reports and prospectuses, arranging for mailing of proxies and receipt and tabulation of proxies, withholding taxes on non-resident alien and foreign corporation accounts, for pension and deferred income, backup withholding or other instances agreed upon by the parties, preparing and mailing checks for disbursing of income dividends and capital gain distributions, preparing and filing U.S. Treasury Department Form 1099 for all shareholders, preparing and mailing confirmation forms to shareholders and dealers with respect to all purchases and liquidations of Fund shares and other transactions in shareholder accounts for which confirmations are required, recording reinvestments of dividends and distributions in Fund shares, recording redemptions of Fund shares and preparing for payments upon redemption and for disbursements.

         B.  Section 6.B is amended to read:

             B. Fund agrees to promptly reimburse Pacific Life for all reasonable out-of-pocket expenses or advances incurred by Pacific Life in connection with mailing stock certificates, envelopes, check forms, continuous forms, forms for reports and statements, stationery, and other similar items, telephone and telegraph charges incurred in answering inquiries from dealers of shareholders, microfilm used each year to record the previous year's transaction in shareholder accounts and computer tapes used for permanent storage of records and cost of insertion of materials in mailing envelopes by outside firms. Pacific Life will provide to Fund, at least quarterly, a detailed accounting of all out-of-pocket expenditures made by Pacific Life on behalf of Fund.

         C.  Exhibit A is amended to read as attached hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this addendum to be executed by their officers designated below on the date written above.


                              PACIFIC SELECT FUND



Attest:   /s/ Audrey L. Milfs      By: /s/ Thomas C. Sutton
-----------------------------      ------------------------
Name:  Audrey L. Milfs             Name:  Thomas C. Sutton
Title: Secretary                   Title: Chairman of the Board and Trustee



                         PACIFIC LIFE INSURANCE COMPANY



Attest:   /s/ Audrey L. Milfs      By: /s/ Thomas C. Sutton
--------  -------------------      ------------------------
Name:  Audrey L. Milfs             Name:  Thomas C. Sutton
Title: Secretary                   Title: Chairman & CEO



Attest:   /s/ Audrey L. Milfs      By: /s/ Glenn S. Schafer
-----------------------------      ------------------------
Name:  Audrey L. Milfs             Name:  Glenn S. Schafer
Title: Secretary                   Title: President

EXHIBIT A


                 TRANSFER AGENCY SERVICES AND SYSTEMS FEATURES
                 ---------------------------------------------


FUNCTIONS
---------

A.  Issuance of stock certificates

B.  Recording of non-certificate shares

C.  Purchase, redemptions, exchanges, transfers and legals

D.  Changes of address, etc.

E.  Daily balancing of Fund

F.  Dividend calculation and disbursement

G. Arranging for mailing of semi-annual and annual reports and prospectuses to existing shareholders

H.  Arranging for mailing of proxies and receipt and tabulation of proxies

I.  Filing 1099/1042 information to shareholders and government

J.  Reconcilement of dividend and disbursement accounts

K.  Daily communication of reports to Funds

L.  Provide listings, labels and other special reports

M.  Wire order processing

                             Schedule of Portfolios


Portfolios for which services are rendered to Class S Shares:


                             Money Market Portfolio
                           High Yield Bond Portfolio
                             Managed Bond Portfolio
                        Government Securities Portfolio
          Growth Portfolio (to be renamed Small-Cap Equity Portfolio)*
                          Aggressive Equity Portfolio
                              Growth LT Portfolio
                            Equity Income Portfolio
                            Multi-Strategy Portfolio
                           Large-Cap Value Portfolio
                            Mid-Cap Value Portfolio
                                Equity Portfolio
                           Bond and Income Portfolio
                             Equity Index Portfolio
                           Small-Cap Index Portfolio
                                 REIT Portfolio
     International Portfolio (to be renamed International Value Portfolio)*
                           Emerging Markets Portfolio
                       International Large-Cap Portfolio*
                        Diversified Research Portfolio*



*Effective January 1, 2000